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FORM 4
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           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.   Name and Address of Reporting Person

          Ross Financial Corporation
          P.O. Box 31363-SMB
          Cayman Islands, BWI

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2.   Issuer Name and Ticker or Trading Symbol

     RJ Reynolds Tobacco Holding, Inc.
     RJR
     CUSIP# 76182K105
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
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4.   Statement for Month/Year        August, 1999
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5.   If Amendment, Date of Original (Month/Day/Year)
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6.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)

     (_) DIRECTOR
     (X) 10% OWNER
     (_) OFFICER (GIVE TITLE BELOW)
     (_) OTHER (SPECIFY BELOW)
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7.   Individual or Joint/Group Filing (Check applicable line)

     (X) Form filed by One Reporting Person

     (_) Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1.   Title of Security

     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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2-4

Transaction Date   Transaction     Securities Acquired (A) or
                      Code              Disposed of (D)
(Month/Day/Year)                   Amount    A/D    Price


 8/23/99               P           27,900     A     26.50
 8/26/99               P           21,400     A     27.4375
 8/26/99               P           11,000     A     27.50

5.   Amount of Securities Beneficially Owned at End of Month.

    12,012,741
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6.   Ownership Form:  Direct (D) or Indirect (I)

     D

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7.   Nature of Indirect Beneficial Ownership

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

               NONE.
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Explanation of Responses:

Ross Financial Corporation

By:  Kenneth B. Dart, Its President
Dated:  September 9, 1999
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